Ex. 99.1
FINAL — for release at 7:30am Eastern time on Monday, Aug 20
PHARMION AND METHYLGENE ANNOUNCE COLLABORATION TO DEVELOP
SIRTUIN INHIBITORS AS ANTI-CANCER AGENTS
• Third epigenetic anticancer program at Pharmion
• Leading effort in development of sirtuin inhibitors
• Sirtuins implicated in tumor development and growth
• Significant opportunity to explore combination epigenetic therapies
     Boulder, Colorado and Montreal, Quebec — August 20, 2007 — Pharmion Corporation (NASDAQ:PHRM) and MethylGene Inc. (TSX:MYG) today announced a research collaboration for the development of novel small molecule inhibitors targeting sirtuins, a separate and distinct class of histone deacetylase enzymes (Class 3 HDACs) implicated in cell survival and death.
Pharmion and MethylGene’s Class I specific HDAC inhibitor, MGCD0103, has demonstrated efficacy in a number of tumor types, and the sirtuins represent potentially attractive novel cancer targets within a related family of enzymes. Sirtuins (including SIRT1) have been shown to deacetylate histone proteins and numerous transcription factors, leading to promotion of normal cell survival and aberrant gene silencing in cancer cells. Inhibition of sirtuins allows reexpression of silenced tumor suppressor genes, leading to reduced growth of cancer cells, and anti-cancer effects have been observed with SIRT1 inhibitors in vitro and in vivo. As yet, no sirtuin inhibitors have entered the clinic. Synergies in gene reexpression have been demonstrated by combining SIRT1 inhibition with either standard cytotoxics or other epigenetic modifying drugs, including inhibitors of DNA methylation and histone deacetylation. Two epigenetic therapy combinations are already under active investigation in Phase 2 studies combining Pharmion’s Vidaza, a DNA hypomethylating agent, with Pharmion and MethylGene’s HDAC inhibitor, MGCD0103. The parties intend to explore combinations with resulting anti-sirtuins as well.
This agreement expands the January 2006 license and collaboration agreement between Pharmion and MethylGene for the research, development and commercialization of MethylGene’s oncology HDAC inhibitors, led by MGCD0103 currently in Phase 2 clinical trials. Sirtuin inhibitors, the third epigenetic modality to be explored for anticancer activity by Pharmion, and the second in collaboration with MethylGene, are expected to be studied both as monotherapy and combination therapy in the treatment of cancer once a clinical candidate is identified. MethylGene has already identified a series of potent lead compounds, and Pharmion expects to file an initial Investigational New Drug (IND) application within the next 24 to 30 months.
“Sirtuins represent a new component of epigenetic tumor suppressor gene silencing that may potentially link some epigenetic changes associated with aging with those found in cancer, and, in particular, SIRT1 has emerged as a key contributor to the epigenetic silencing of genes that drive tumorigenesis,” said Stephen B. Baylin, MD, Professor of Medicine and Oncology, Sidney Kimmel Comprehensive Cancer Center at Johns Hopkins University School of Medicine in Baltimore, Maryland.

“By extending our collaboration with MethylGene to develop inhibitors of sirtuins, we are extending our leadership position in the development of epigenetic therapies, taking advantage of our translational medicine expertise in the preclinical and clinical development of these agents, and continuing the build out of our focused oncology pipeline,” said Patrick J. Mahaffy, President and Chief Executive Officer of Pharmion. “With the recent survival data demonstrated by Vidaza in higher-risk MDS, epigenetic therapies are rapidly emerging as an important component of cancer therapy and we believe that the sirtuins represent important new targets in the epigenetic field.”
“Sirtuins are an area of increasing interest to us due to their potential broad application in epigenetic regulation of disease. This collaboration, focused in cancer, enhances the joint vision of our companies to be actively involved in this important area of cancer research,” said Donald F. Corcoran, President and Chief Executive Officer of MethylGene. “In addition, we are pleased to be collaborating on this project with Pharmion, as together our Companies have demonstrated a strong synergistic working relationship with the advancement of MGCD0103 through clinical trials.”
Terms
MethylGene and Pharmion will share in the research, development and commercialization of the sirtuin inhibitor program. Pharmion will fund the preclinical research program, including approximately US $5 million in FTE support to MethylGene over an 18 month period. Once a development candidate is identified, the Companies expect to share in development funding in accordance with the terms of the existing license and collaboration agreement — 40 percent for MethylGene and 60 percent for Pharmion. Pharmion’s milestone payments to MethylGene could reach approximately US $22 million based on the achievement of development and regulatory goals, with the nearest-term milestone of US $2 million to be paid upon enrollment of the first patient in a Phase I trial. In addition, Pharmion could pay MethylGene up to approximately US $79 million upon the achievement of sales milestones.
MethylGene will receive royalties on net sales in North America ranging from 10.5 to 21 percent and of 8.5 to 13 percent for all other licensed territories. These royalties may be subject to certain reductions if the commercialized product is not based on MethylGene’s current lead compounds and related analogs. MethylGene will have an option, at its sole discretion, as long as it continues to co-develop, to co-promote approved products in North America and, in lieu of receiving royalties, to share the resulting net profits equally with Pharmion. If MethylGene exercises its right, at its sole discretion, to discontinue development funding, Pharmion will be responsible for 100 percent of development costs incurred thereafter. Under MethylGene’s October 2003 agreement with Taiho Pharmaceutical, Taiho has the exclusive right to develop and commercialize any resulting sirtuins cancer product in Japan, Korea, Taiwan and China in exchange for preclinical funding, royalties and milestones.
About Epigenetics
Epigenetics refers to changes in the regulation of gene expression, and DNA methylation and histone deacetylation are two of the more studied epigenetic regulators of gene expression. Epigenetic changes can silence gene expression and, unlike DNA mutations, may be reversed by targeting the enzymes involved. The silencing of key cell cycle control genes and tumor suppressor genes through these two mechanisms of epigenetic regulation has been demonstrated in vitro and in vivo in hematological malignancies and in solid tumors. These key growth control genes can be re-expressed in cancer cells when DNA hypermethylation is reversed by Vidaza and/or inappropriate histone deacetylation is inhibited by MGCD0103. Rather than using molecules that kill both normal and tumor cells, as do traditional anticancer agents, targeted epigenetic therapy reactivates the silenced tumor suppressor genes thereby re-establishing the cancer cell’s natural mechanisms to control abnormal growth.

About MethylGene
MethylGene Inc. (TSX:MYG) is a publicly-traded biopharmaceutical company focused on the discovery, development and commercialization of novel therapeutics for cancer. The Company’s lead product, MGCD0103, is an oral isotype-selective HDAC inhibitor presently in multiple clinical trials for solid tumors and hematological malignancies, including Phase II monotherapy and Phase I/II combination trials with Vidaza® and Gemzar®. MGCD265 is an oral kinase inhibitor targeting the c-Met, Tie-2, Ron and VEGF receptor tyrosine kinases. In addition, MethylGene has several preclinical non-oncology programs: MGCD290, an HDAC inhibitor in combination with azoles for fungal infections; an HDAC program for Huntington’s disease; and a beta-lactamase program to overcome antibiotic resistance. MethylGene’s development and commercialization partners include Pharmion Corporation, Taiho Pharmaceutical and EnVivo Pharmaceuticals. Please visit our website at www.methylgene.com.
About Pharmion
Pharmion is a leading global oncology company focused on acquiring, developing and commercializing innovative products for the treatment of hematology and oncology patients in the U.S., Europe and additional international markets. Pharmion has a number of products on the market including the world’s first approved epigenetic drug, Vidaza®, a DNA demethylating agent. For additional information about Pharmion, please visit the company’s website at www.pharmion.com.

Contact Information:
Pharmion Corporation
Breanna Burkart	Anna Sussman
Director, Investor Relations and	Director, Investor Relations and
Corporate Communications	Corporate Communications
Phone: 720-564-9144	Phone: 720-564-9143
bburkart@pharmion.com	asussman@pharmion.com

MethylGene Inc.
Rhonda Chiger	Donald F. Corcoran
Rx Communications Group, LLC	President & CEO
Phone: 917-322-2569	MethylGene Inc.
rchiger@rxir.com	Phone: 514-337-3333 ext. 373
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which express the current beliefs and expectations of management. Such statements are based on current expectations and involve a number of known and unknown risks and uncertainties that could cause Pharmion’s future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. Important factors that could cause or contribute to such differences include, but are not limited to, the potential failure of product candidates to demonstrate safety and efficacy in clinical and non-clinical testing; the ability to complete regulatory submissions and gain regulatory approvals in a timely manner; the ability to initiate and complete trials at the referenced times; the impact of competition from other products under development by Pharmion’s competitors; the uncertainty of the regulatory environment and changes in the health policies of various countries; acceptance and demand for new pharmaceutical products and new therapies; uncertainties regarding market acceptance of products newly launched, currently being sold or in development; failure of third-party manufacturers to produce the product volumes required on a timely basis and fluctuations in currency exchange rates. Additional risks and uncertainties relating to Pharmion and its business can be found in the “Risk Factors” section of Pharmion’s Quarterly Report on

Form 10-Q for the quarterly period ended June 30, 2007, its Annual Report on Form 10-K for the year ended December 31, 2006 and in our other filings with the U.S. Securities and Exchange Commission. Forward-looking statements speak only as of the date on which they are made, and Pharmion undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.
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